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                                                                    EXHIBIT 99.1



               COSTAR GROUP TO ACQUIRE COMPS.COM FOR $102 MILLION
   COMBINATION WILL CREATE LARGEST INTERNET DISTRIBUTOR OF COMPREHENSIVE U.S.
                       COMMERCIAL REAL ESTATE INFORMATION


BETHESDA, Md. and SAN DIEGO, Nov. 4  -- CoStar Group, Inc. (Nasdaq:
CSGP news), www.costargroup.com, a leading business to business provider of information services to the U.S. commercial real estate industry, and COMPS.COM (Nasdaq: CDOT - news), www.comps.com, a national provider of comparable building sale information through the Internet and distributor of a range of other commercial real estate information services, today announced that they have entered into a definitive merger agreement. At $7.50 for each COMPS.COM share, the deal is valued at approximately $102 million paid in a combination of CoStar Group stock and cash. At September 30th, 1999, COMPS.COM reported net tangible assets of $46 million, which is principally cash.

COMPS.COM services approximately 20,000 customers in 47 markets from a growing database of over 400,000 commercial real estate transactions totaling over $466 billion. Clients rely on COMPS.COM for information including sales prices, income and expenses, capitalization rates, loan data, property photographs, buyers, sellers, investment sale brokers, and other key details. This information is distributed over the Internet and a growing percentage of COMPS.COM revenue is e-commerce based.

"COMPS.COM has a highly effective business model for the comparable sales business. We are gaining an excellent addition to our CoStar suite of products and a highly skilled research and development team," said Andrew C. Florance, President and CEO of CoStar. "Our combination will dramatically accelerate our planned expansion into this area with lower risks. In addition, the acquisition will enable both companies to streamline operations, avoiding expenditures of approximately $15 million on redundant initiatives in the first year after closing."

Christopher Crane, COMPS.COM Chairman and CEO said, "We are excited about combining our highly respected confirmed comparables database and research team with CoStar's team and range of real estate related products. We believe the result will be the opportunity to grow the combined companies faster than either could grow separately. This is an exciting combination of the leaders in the race to capture the desktop of real estate professionals."

Mr. Florance continued, "The merger of our companies will combine truly vast and complementary commercial real estate information services on the Internet. This will accelerate the potential achievement of our mutual vision of a commercial real estate digital marketplace. We believe that our extensive information, enhanced by comparable sales information, will make us a leading provider of information on commercial properties for sale on the Internet. Most importantly, the merger allows us to serve our broker clients better by enabling us to provide more timely, comprehensive and accurate information, all on a more cost effective basis."

Under the terms of the merger agreement, each share of COMPS.COM will be exchanged for the right to receive $7.50 in cash or 0.31496 shares of common stock of CoStar Group, at the election of the holder and subject to adjustment to ensure that 49.9% of the merger consideration is paid in cash and 50.1% of the merger consideration is paid in shares of CoStar Group common stock. Under the terms of the merger agreement, COMPS.COM will become a wholly owned subsidiary of CoStar Group. The merger is subject to the approval

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of COMPS.COM stockholders, as well as various governmental bodies. The companies anticipate that the merger will close in the first half of 2000.

ABOUT COSTAR

Headquartered in Bethesda, MD, CoStar Group, Inc., www.costargroup.com, is a leading provider of information services to the U.S. commercial real estate industry. More than 23,000 end-users use CoStar's Internet delivered database, CoStar Property(TM), to track more than 314,000 buildings in 40 U.S. markets totaling more than 14.4 billion square feet across the country. More than 370,000 tenants are listed in the state-of-the-art software package, CoStar Tenant(TM).

This news release includes certain "forward-looking statements," which involve many risks and uncertainties that could cause actual results to differ materially from such statements. Among these risk factors is the possibility that the merger of the two companies may not close due to the failure to satisfy certain conditions. Important factors that could cause actual results to differ materially include but are not limited to those listed in CoStar Group's Registration Statement on Form S-1 filed March 24, 1999 and COMPS.COM's Registration Statement on Form S-1A filed May 4, 1999.



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